EXHIBIT 10.24
C O N F I D E N T I A L

To:    Rick Erwin
From:    Scott Howe, CEO and President

CC:    Jerry Jones, EVP
Date:    April 2, 2018

Re:    Terms for AMS Deal Incentive
_________________________________________________________________________
As Acxiom explores strategic options for Acxiom Marketing Solutions (AMS), the consideration described below is being offered to you as a senior executive at Acxiom and a leader of the AMS business in exchange for your support and assistance throughout a potential sale of AMS and post-transaction integration process. The terms described herein are effective immediately and shall not be amended except in writing.

1.
You will be eligible for an AMS Deal Incentive. In the event that an AMS Deal is effectuated with consideration other than cash, the value of such shall be determined in accordance with the value contemplated in the fairness opinion submitted by the financial advisor to the company. Such value contemplation determination shall be binding. Acxiom reserves and retains the full and absolute discretion to determine payments and the exercise of such discretion by Scott Howe shall be final.

2.
Your bonus opportunity for FY19 will continue and is not considered part of the AMS Deal Incentive. Unless otherwise agreed, any amounts earned pursuant to your normal bonus opportunity will be paid on the normal Acxiom schedule for annual bonus payments but no later than 2 ½ months after the end of the fiscal year.

3.
The payment of the AMS Deal Incentive shall be in addition to any other compensation that you may be entitled to receive. However, any payments received pursuant to the AMS Deal Incentive will not be utilized in any other compensation calculation.

4.	Equity Treatment – In the event of a sale of AMS, the treatment of equity for associates who go with AMS will be as determined by the Acxiom Compensation Committee.

5.
A sale of all of Acxiom or the sale of only LiveRamp will not qualify for any payments pursuant to the AMS Incentive Deal referenced herein. Likewise, an agreement to pursue other strategic options besides the sale of the AMS business will not qualify if Acxiom retains a controlling interest in AMS.

6.	Acxiom specifically reserves the right to determine whether or not to proceed with a sale of AMS or any other transaction in its sole and absolute discretion.

7.
Payment of the AMS Deal Incentive is expressly contingent upon a) you faithfully complying with all Acxiom policies, directives of the Acxiom Board of Directors and your faithful, reasonable and diligent efforts to enable the successful realignment of AMS as a distinct business unit and to secure the most favorable terms possible for the sale of the AMS business b) the signing of a definitive agreement for the sale of AMS and c)

subsequent closing pursuant to said definitive agreement by April 1, 2019. For the avoidance of doubt, eligibility for any payment, the timing of payments and corresponding obligations referenced herein shall be relative to the date of closing and not the date a definitive agreement is signed.

8.
In order to receive the payments described herein, execution of a non-compete agreement for a period of 12 months from closing will be required. Execution of an agreement with Acxiom that includes a general release of claims against Acxiom and other typical post separation terms will also be required.

9.
With the exception of the first payment of 25%, you must be employed with Acxiom or the buyer of AMS for a continuous period lasting at least six months following the closing date to receive payment of the AMS Deal Incentive. Payment of the AMS Deal Incentive will also be made if within six months following the closing date, your employment is either involuntarily terminated by the buyer of AMS or you resign such employment with good reason. In either case, the payment of the AMS Deal Incentive will be made as follows:

25% within 10 days of the closing of the transaction
25% on the date six months after closing
50% on the date that is 12 months after closing

In the event that payment to Acxiom of a portion of the sales price is contingent upon certain conditions, a corresponding portion of the AMS Deal Incentive payments due to you will also be contingent on satisfaction of the conditions and receipt of payment by Acxiom. Contingent amounts will be paid to you based on the same timing, terms and conditions as the underlying payments to Acxiom. The payments described herein are an obligation of Acxiom. However, in the event the buyer of AMS agrees to assume an obligation, no duplicate payments will be made (i.e. payment will be made either by Acxiom or by the buyer, but not by both).

10.
Unless expressly modified by the terms and conditions herein, your current employment status will continue on an at-will basis and will remain subject to the Associate Agreement and any other agreements in effect, such as those related to equity.